Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 7th day of November 2007, by and between Ivan Trifunovich (“Employee”) and Third Wave Technologies, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Company desires to employ Employee as its Senior Vice President and Employee desires to accept such employment pursuant to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, including without limitation a cash payment of Five Hundred Dollars ($500), receipt of which is hereby acknowledged, the parties agree as follows:
     1. Employment. The Company hereby agrees to employ Employee as its Senior Vice President and Employee hereby agrees to serve the Company in such position, all subject to the terms and provisions of this Agreement. Employee agrees (a) to devote Employee’s full-time professional efforts, attention and energies to the business of the Company, and (b) to perform such reasonable responsibilities and duties customarily attendant to the position of Senior Vice President. Employee may engage in additional activities in connection with (i) serving on corporate, civic and charitable boards and committees, (ii) delivering lectures and fulfilling speaking engagements, (iii) managing personal investments; and (iv) engaging in charitable activities and community affairs, provided that such activities do not interfere with Employee’s performance of Employee’s duties under this Agreement.
     2. Term of Employment. Employee’s employment will continue until terminated as provided in Section 6 below (the “Employment Term”).
     3. Compensation. During the Employment Term, Employee shall receive the following compensation.
     3.1 Base Salary. Employee’s annual base salary on the date of this Agreement is Two Hundred Seventy Five Thousand Dollars ($275,000), payable in accordance with the normal payroll practices of the Company (“Base Salary”). Employee’s Base Salary will be subject to annual review by the Compensation Committee and/or the Board of Directors of the Company. During the Employment Term, on or about each anniversary date of this Agreement, the Company shall review the Base Salary amount to determine any increases. In no event shall the Base Salary be less than the Base Salary amount for the immediately preceding twelve (12) month period other than as permitted in Section 6.1(c) hereunder.
     3.2 Annual Bonus Compensation. Employee shall be eligible to be considered for an annual bonus as may be determined by the Company’s CEO and approved by the Compensation Committee in its and their sole discretion each calendar year. The initial target annual bonus percentage that Employee is eligible to earn for the initial calendar year hereunder is anticipated to be up to an available thirty-five percent (35%) of Employee’s Base Salary, to be awarded in the sole discretion of the Company’s CEO and approved by the Compensation Committee (pro-rated, as applicable, for a partial calendar year period), and such percentage shall be subject to modification in the initial or subsequent calendar years in the sole discretion of the CEO and the Compensation Committee. Any such bonus shall be based upon the compensation principles of the Company in effect at the time the CEO determines and the Compensation Committee approves the amount of any bonus to be awarded, and except as expressly set forth in Section 7 hereof, Employee shall not be eligible to receive an annual bonus for any calendar year unless Employee remains employed with the Company through December 31 of the applicable calendar year and through the date on which such bonus is approved by the Compensation Committee, provided, however, that in any event, if Employee is terminated with Cause or resigns without Good Reason, or is given or gives notice of either, no bonus will be due thereafter under any circumstance. For the avoidance of doubt, Employee acknowledges and agrees that it has no contractual right under this Agreement to any annual bonus payment or any target bonus percentage, and that any bonus that is paid to Employee shall be at the sole discretion of the CEO and the Compensation Committee.
     3.3 Long Term Incentive Plan. Employee shall participate in the Company’s Long Term Incentive Plans (“LTIPs”) at the level and to the extent determined by the Compensation Committee in its sole discretion. Employee’s benefits under the LTIPs shall be determined pursuant to the terms of the plan documents for such LTIPs.
     3.4 Equity Incentives and Other Long Term Compensation. The Company, upon the approval of the Compensation Committee, may grant Employee from time to time options or rights to purchase shares of the Company’s common stock, or other forms of equity, both as a reward for past individual and corporate performance, and as an incentive for future performance. Such options or other rights, if awarded, will be pursuant to the Company’s then current stockplan and in accordance with the Company’s Statement of Policy with Respect to Equity Award Approvals in effect from time to time. All options and other equity rights granted to Employee shall vest in equal installments over the four-year period commencing with the date of grant of such options or rights, subject to the acceleration of vesting (i) as described in Section 6.3 hereof, (ii) as described in Section 7.2(c) hereof, and (iii) as may be set forth in the grant agreements issued by the Company, as amended, provided, that in the event of a conflict between any grant agreement and this Agreement (other than Section 6.3 and Section 7.2(c) of this Agreement), the grant agreement shall control.
     4. Benefits.
     4.1 Benefits. Employee will be entitled to participate in all benefit programs that are generally provided to similarly situated employees of the Company (such as sick leave, insurance (e.g., medical, life and long-term disability), profit-sharing, retirement, and other benefit programs), in accordance with any plan documents applicable to such benefit programs and all rules and policies of the Company related to such benefit programs. The benefits generally provided to employee and others similarly situated is subject to change from time to time in the Company’s sole discretion.
     4.2 Vacation and Personal Time. The Company will provide Employee with four (4) weeks of paid vacation each calendar year Employee is employed by the Company, in accordance with Company policy. Unused vacation in any calendar year is lost at the end of such year and does not rollover to the next year. The foregoing vacation days shall be in addition to standard paid holiday days for employees of the Company.
     5. Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with current policies of the Company (as may be modified by the Company from time to time in its sole discretion), the Company will reimburse Employee for any out-of-pocket expenses reasonably incurred by Employee in the furtherance of the business of the Company.
     6. Termination.
     6.1 By Employee.
     (a) Without Good Reason. Employee may terminate Employee’s employment pursuant to this Agreement at any time without Good Reason (as defined below) with at least ten (10) business days’ written notice (the “Employee Notice Period”) to the Company. Upon termination by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee’s duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period.
     (b) With Good Reason. Employee may terminate Employee’s employment pursuant to this Agreement with Good Reason (as defined below) at any time within ninety (90) days after the occurrence of an event constituting Good Reason.
     (c) Good Reason. “Good Reason” shall mean any of the following: (i) Employee’s Base Salary is reduced in a manner that is not applied proportionately to other senior executive officers of the Company, provided any such reduction shall not exceed thirty percent (30%) of Employee’s then current Base Salary; or (ii) the occurrence of a material breach by the Company of any of its obligations to Employee under this Agreement, provided the Employee gives the Company written notice of such material breach and thirty (30) days to cure such material breach.
     6.2. By the Company.
     (a) With Cause. The Company may terminate Employee’s employment pursuant to this Agreement for Cause, as defined below, immediately upon written notice to Employee.
     (b) Cause. “Cause” shall mean any of the following:
(i) any willful refusal to perform essential job duties which continues for more than ten (10) days after notice from the Company;
(ii) any intentional act of fraud or embezzlement by the Employee in connection with the Employee’s duties or committed in the course of Employee’s employment;
(iii) any gross negligence or willful misconduct of the Employee with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company;
(iv) the Employee is convicted of a felony;

(v) the Employee is convicted of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Employee’s job with the Company;
(iv) any willful and material violation by the Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss;
(v) any material breach or violation of the Company’s Code of Business Conduct; or
(vi) any material breach by the Employee of this Agreement or any of the Agreements referenced in Section 8 of this Agreement.
     (c) Without Cause. Subject to Section 7.1, the Company may terminate Employee’s employment pursuant to this Agreement without Cause upon at least ten days’ written notice (“Company Notice Period”) to Employee. Upon any termination by the Company under this Section 6.2(c), the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee’s duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period.
     6.3 Death or Disability. In the event of the death or Disability (defined herein) of Employee during the Employment Term, (i) Employee’s employment and this Agreement shall immediately and automatically terminate, (ii) the Company shall pay Employee (or in the case of death, employee’s designated beneficiary) Base Salary and accrued but unpaid bonuses, in each case up to the date of termination, and (iii) all equity awards granted to Employee, whether stock options or stock purchase rights under the Company’s equity compensation plan, or other equity awards, that are unvested at the time of termination shall immediately become fully vested and exercisable upon such termination. Neither Employee, his beneficiary nor estate shall be entitled to any severance benefits set forth in Section 7 if terminated pursuant to this Section 6.3. For purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence as a result of which Employee is unable to perform the essential functions of Employee’s job for an aggregate of more than six (6) months during any twelve-month period. Employee acknowledges and agrees that given the nature of Employee’s position with the Company it would cause the Company to suffer an undue hardship if required to retain Employee beyond the six (6) month period if Employee remains unable to perform the essential functions of Employee’s job, with or without a reasonable accommodation.
     6.4 Survival. The agreement described in Section 8 hereof and attached hereto as Schedule A shall survive the termination of this Agreement.
     7. Severance and Other Rights Relating to Termination and Change of Control.
     7.1 Termination of Agreement Pursuant to Section 6.1(b) or 6.2(c). If the Employee terminates Employee’s employment for Good Reason pursuant to Section 6.1(b), or the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, the Company will provide Employee the following payments and other benefits:

     (a) The Company shall immediately pay to Employee a lump-sum amount equal to the sum of (i) six (6) months of Employee’s then current Base Salary, (ii) any accrued but unpaid Base Salary as of the termination date; and (iii) any accrued, earned, awarded and vested, but unpaid, bonus and/or LTIP awards as of the termination date.
     (b) If Employee elects COBRA coverage for health and/or dental insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage when each premium is due until the earlier of: (i) six (6) months from the date of termination; (ii) the date Employee obtains new employment which offers health and/or dental insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, health and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent Employee timely pays the premium payments himself.
     7.2 Change of Control. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (defined in Section 7.2(a) below). The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other similarly-situated companies. Therefore, in order to accomplish these objectives, the Board has caused the Company to include the provisions set forth in this Section 7.2.
     (a) Change of Control. “Change of Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the Company consummates a merger or consolidation with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation; or (v) the Company consummates a sale or disposition of (in one transaction or a series of related transactions) all or substantially all of its assets.
     (b) Payments and Termination Date. If, within twelve (12) months after the effective date of a Change of Control, or within six (6) months before the effective date of a Change of Control, Employee terminates Employee’s employment for Good Reason pursuant to Section 6.1(b) or the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, then (i) Employee shall receive severance pay for a period of twelve (12) months at Employee’s then current Base Salary, (ii) Employee shall be entitled to a pro-rata portion of Employee’s annual bonus if the Change of Control occurs in the last six (6) months of the calendar year, which annual bonus shall be determined, and the pro-rata portion thereof paid, after the end of the calendar year in accordance the Company’s normal practices as applied to other employees who have not terminated their employment with the Company (without the requirement of Employee’s continued employment) and shall be pro-rated to the later of (a) the date of the Change of Control, or (b) the date of such termination of employment (provided that if such termination has not occurred by December 31 of the year in which such Change of Control occurs, no pro-ration of the annual bonus for such calendar year shall be required), (iii) Employee shall be entitled to health and dental COBRA premium payments in accordance with Section 7.1(b) but the period described in subsection (i) thereof shall be extended from six (6) months to twelve (12) months, and (iv) the termination shall be treated for purposes of Sections 7.2(b), (c) and (d) as if it occurred on the later of the effective date of such termination and the effective date of the Change of Control. Any lump-sum severance payment made to the Employee under Section 7.1(a) during the six (6) months before the effective date of a Change of Control shall be credited against the severance payments provided under this Section 7.2(b) on a pro-rata basis.
     (c) Acceleration of Vesting of Equity Awards. Vesting of equity awards granted to Employee, whether stock options or stock purchase rights under the Company’s equity compensation plan, shall be accelerated upon any Change of Control to the extent set forth in the applicable grant agreement(s), whether option agreements or restricted stock purchase agreements, between the Company and Employee, provided, however, at a minimum, fifty percent (50%) of the then unvested equity awards granted to Employee shall immediately become fully vested and exercisable upon such Change of Control. Employee will be entitled to exercise such equity awards in accordance with such grant agreements.
     (d) LTIP Awards. Any awards granted to Employee under the LTIPs as of the Change of Control shall be treated as described in the LTIPs.
     (e) 280G. Payments and benefits that trigger Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), will be reduced to the extent necessary so that no excise tax would be imposed if doing so would result in the employee retaining a larger after-tax amount, taking into account the income, excise and employment taxes imposed on the payments and benefits.

     7.3 Conditions Precedent to Payment of Severance. The Company’s obligations to Employee described in Sections 7.1 and 7.2 are contingent on Employee’s delivery to the Company of a signed waiver and release, in a form reasonably satisfactory to the Company, of all claims Employee may have against the Company up to the date of the termination of Employee’s employment with the Company, and (if applicable) Employee’s not revoking such release. Moreover, the Employee’s rights to receive payments and benefits pursuant to Sections 7.1 and 7.2 (including, without limitation, payments under the Company’s equity plans and LTIPs) are conditioned on the Employee’s ongoing compliance with Employee’s obligations as described in Section 8 hereof. Any cessation by the Company of any such payments and benefits shall be in addition to, and not in lieu of, any and all other remedies available to the Company for Employee’s breach of his obligations described in Section 8 hereof.
     7.4 No Severance Benefits. Employee is not entitled to any severance benefits if this Agreement is terminated pursuant to Sections 6.1(a) or 6.2(a) of this Agreement; provided however, Employee shall be entitled to (i) Base Salary prorated through the effective date of such termination; (ii) bonuses for which the payment date occurs prior to the effective date of such termination; and (iii) medical coverage and other benefits required by law and plans (as provided in Section 7.5, below).
     7.5 Benefits Required by Law and Plans. In the event of the termination of Employee’s employment, Employee will be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company.
     7.6 Six-Month Payment Delay. Notwithstanding the foregoing provisions of this Section 7, the payment of any amount that has become earned and vested upon Employee’s termination of employment shall be delayed until six (6) months following the date of Employee’s termination of employment if and to the extent required by Section 409A of the Code.
     8. Restrictions.
     8.1 The Confidential Information Agreement. Simultaneously with the execution of this Agreement, Employee will sign the Employee Agreement with Respect to Confidential Information and Invention Assignment attached hereto as Schedule A (the “Confidential Information Agreement”) (provided, however, that if the Employee has previously signed the Confidential Information Agreement, and if the Company chooses to not have the Employee sign a new Confidential Information Agreement in connection with the Employee’s execution of this Agreement, the previously signed Confidential Information Agreement shall be attached hereto as Schedule A).
     8.2 Agreement Not to Compete. In consideration for all of the payments and benefits that may be paid or become due to Employee under or in connection with this Agreement, Employee agrees that for a period of twelve (12) months after termination of Employee’s employment for any reason, Employee will not, directly or indirectly, without the Company’s prior written consent, (a) perform for a Competing Entity in any Restricted Area any of the same services or substantially the same services that Employee performed for the Company; (b) in any Restricted Area, advise, assist, participate in, perform services for, or consult with a Competing Entity regarding the management, operations, business or financial strategy, marketing or sales functions or products of the Competing Entity (the activities in clauses (a) and (b) collectively are, the “Restricted Activities”); or (c) solicit or divert the business of any Restricted Customer; provided, however, if Employee is terminated without Cause pursuant to Section 6.2(c) or if Employee terminates his or her employment for Good Reason pursuant to Section 6.1(b), and if Employee is not paid severance pursuant to Section 7.2(b) in connection with a termination the occurs in proximity with a Change of Control, then the period set forth in this Section 8.2 shall be reduced to six (6) months after such termination. Employee acknowledges that in Employee’s position with the Company Employee has had and will have access to knowledge of confidential information about all aspects of the Company that would be of significant value to the Company’s competitors.
     8.3 Additional Definitions.
     (a) Customer. “Customer” means any individual or entity for whom the Company has provided services or products or made a proposal to perform services or provide products.
     (b) Restricted Customer. “Restricted Customer” means any Customer with whom/which Employee had contact on behalf of the Company during the twelve (12) months preceding the end, for whatever reason, of Employee’s employment.
     (c) Competing Entity. “Competing Entity” means any business entity engaged in the development, design, manufacture, marketing, distribution or sale of molecular diagnostics products.
     (d) Restricted Area. “Restricted Area” means (i) any geographic location where if Employee were to perform any Restricted Activities for a Competing Entity in such a location, the effect of such performance would be competitive to the Company, and (ii) any geographic location in which the Employee was assigned or within which the Employee conducted business on behalf of the Company within the twelve (12) months immediately preceding the termination of Employee’s employment with Company.
     8.4 Reasonable Restrictions on Competition Are Necessary. Employee acknowledges that reasonable restrictions on competition are necessary to protect the interests of the Company. Employee also acknowledges that Employee has certain skills necessary to the success of the Company, and that the Company has provided and will provide to Employee certain confidential information that it would not otherwise provide because Employee has agreed not to compete with the business of the Company as set forth in this Agreement.
     8.5 Restrictions Against Solicitations. Employee further covenants and agrees that during Employee’s employment by the Company and for a period of twelve (12) months following the termination of his employment with the Company for any reason, Employee will not, except with the prior consent of the Company’s Chief Executive Officer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is an employee of the Company for any position as an employee, independent contractor, consultant or otherwise, provided that the foregoing shall not prevent Employee from serving as a reference.
     8.6 Affiliates. For purposes of this Section 8, the term “Company” will be deemed to include the Company and its affiliates.

     8.7 Ability to Obtain Other Employment. Employee hereby represents that Employee’s experience and capabilities are such that in the event Employee’s employment with the Company is terminated, Employee will be able to obtain employment if Employee so chooses during the period of non-competition following the termination of employment described above without violating the terms of this Agreement, and that the enforcement of this Agreement by injunction, as described below, will not prevent Employee from becoming so employed.
     8.8 Injunctive Relief. Employee understands and agrees that if Employee violates any provision of this Section 8, then in any suit that the Company may bring for that violation, an order may be made enjoining Employee from such violation, and an order to that effect may be made pending litigation or as a final determination of the litigation. Employee further agrees that the Company’s application for an injunction will be without prejudice to any other right of action that may accrue to the Company by reason of the breach of this Section 8.
     8.9 Section 8 Survives Termination. The provisions of this Section 8 will survive termination of this Agreement.
     9. Arbitration.  Unless other arrangements are agreed to by Employee and the Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the Agreement for Arbitration Procedure of Certain Employment Disputes attached as Schedule B hereof.
     10. Assignments; Transfers; Effect of Merger. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder in a writing promptly delivered to the Employee. This Agreement will inure to the benefit of, and be enforceable by or against, Employee or Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of Employee’s rights or obligations under this Agreement may be assigned or transferred by Employee other than Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law. If Employee should die while any amounts or benefits have been accrued by Employee but not yet paid as of the date of Employee’s death and which would be payable to Employee hereunder had Employee continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no such person is so appointed, to Employee’s estate.
     11. Taxes. The Company shall have the right to deduct from any payments made pursuant to this Agreement any and all federal, state, and local taxes or other amounts withheld under applicable law.
     12. 409A Compliance. The intent of Employee and the Company is that the severance and other benefits payable to Employee under this Agreement not be deemed “deferred compensation” under,

or otherwise fail to comply with, Section 409A of the Code. Employee and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A of the Code; provided, however, any such amendment will provide Employee substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder.
     13. Miscellaneous. No amendment, modification or waiver of any provisions of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the party against whom it is sought to be enforced. This Agreement contains the entire Agreement that exists between Employee and the Company with respect to the subjects herein contained and replaces and supercedes all prior agreements, oral or written, between the Company and Employee with respect to the subjects herein contained. Nothing herein shall affect any terms in the Confidential Information Agreement, the Agreement for Arbitration Procedure of Certain Employment Disputes, the LTIPs, and any stock plans or agreements between Employee and the Company now and hereafter in effect from time to time except as, and to the extent, specifically described herein. If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect. Each section is intended to be a severable and independent section within this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the laws of said State. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier, or on the third business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed to the address set forth below each party’s signature. Any party may change its address by furnishing notice of its new address to the other party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.
[signatures appear on next page]
     The parties hereto have executed this Employment Agreement as of the date first written above.

/s/ Ivan Trifunovich

Ivan Trifunovich (“Employee”)

Notice Address:

Third Wave Technologies, Inc. (“Company”)

By:	/s/ Kevin Conroy

Kevin Conroy, President and CEO

Notice Address:
502 South Rosa Road
Madison, Wisconsin 53719-1256
Attn: Chief Executive Officer